Exhibit 99.1
Liberty Global Reports Q2 2021 Results

U.K. JV with Telefónica's O2 closed in June, integration underway
Converged national champions now complete in our four key markets
FMC strategy added ~140k broadband & postpaid mobile subscribers in Q2
Announcing full fiber upgrade plan for existing U.K. footprint to extend speed leadership position
Received non-binding offer to acquire 100% of UPC Poland at 9.3x 2021E Adjusted EBITDA
Committed to repurchasing 10% of market capitalization annually for next three years, 2021 buyback authorization increased by $400m

Denver, Colorado: July 29, 2021
Liberty Global plc today announced its Q2 2021 financial results.
CEO Mike Fries stated, “With the closing of the Virgin Media O2 joint venture during the second quarter, the converged national champions in our four key markets are collectively positioned to deliver unparalleled scale, competitive strength and strategic optionality across the footprint. Virgin Media O2 is a powerful combination, bringing together two iconic brands, two world-class networks, and a combined customer base of 54 million1 subscribers, all of whom are just beginning to find out how committed we are to powering the U.K.’s recovery and creating unbeatable choice for data-hungry consumers.

Our advanced fiber and 5G networks connected 87 million1 subscribers across Europe at June 30, currently generating consolidated annual revenue of more than $7 billion2, while our joint-ventures in the U.K. and the Netherlands produce combined annual revenue of more than $17 billion3. As a result, we provide our shareholders unmatched exposure to the leading FMC platforms across Europe, with further upside potential from our global Ventures effort. This portfolio encompasses more than 50 investments across technology, content and infrastructure, including strategic stakes in such companies as Plume, ITV, Lionsgate, Univision and the Formula E racing series. Meanwhile our core operating assets are driving significant Adjusted Free Cash Flow growth, as we look to create additional value through adjacencies and by consistently applying our levered equity strategy to supercharge growth in free cash flow per share.

We saw a return to rebased4 revenue growth in all core markets in Q2 driven in large part by COVID recovery in sports and advertising but also encouragingly through underlying organic growth as we continue executing our convergence strategy. As a result, we added 139,000 consolidated broadband and postpaid mobile subscribers during the quarter, including 42,000 at Virgin Media (U.K.) during April and May. Meanwhile in Switzerland, we have identified an additional CHF 50 million of synergies at Sunrise UPC (along with an associated CHF 100 million increase in costs to capture5), which are now targeted at run-rate CHF 325 million with an NPV of CHF 3.7 billion versus our original expectation for run-rate synergies of CHF 275 million with an NPV of CHF 3.1 billion.

Today the Virgin Media O2 joint venture announced its intention to upgrade its fixed network to full fiber- to-the-premise (FTTP) with completion in 2028, building on its leadership position as the U.K.’s largest gigabit broadband provider. The investment will bolster the operator’s long-term network strategy, fuel future connectivity innovation for consumers and businesses and create options to potentially pursue the broadband wholesale market in the U.K. We, along with our partner Telefónica, are fully supportive of this value accretive project. The upgrade will be one of the U.K.’s most efficient fiber rollouts, costing marginally more than our previously planned Docsis 4 migration, and only a modest annual increase to our current capital expenditure budget. We continue to evaluate our future network strategies in our other operating markets and are encouraged by the technology options (wholesale, Docsis 4, FTTP) which are likely to vary by market as we position ourselves for free cash flow growth and long-term value creation.

At the consolidated level, we are reaffirming all of our original, full-year guidance metrics, including $1.35 billion of Adjusted Free Cash Flow(i) representing 26% YoY growth. With the liquidity enhancing completion of the VMED O2 JV, our balance sheet remains in great shape with $4.1 billion(ii) of cash and $5.7 billion of total liquidity6, and we continue to be aggressive buyers of our stock, having repurchased ~$765 million through July 26. Given the strength of our current cash position and our confidence in our core FMC operations, we have decided to commit to repurchasing a minimum of 10% of our equity market capitalization annually for the next three years. To the extent that 10% of our market cap exceeds our annual FCF, we will use our existing cash to fund the balance, providing certainty to our shareholders around a baseline capital return strategy over the medium term. In the meantime, we have increased our 2021 authorization by $400 million to align with our new buyback program, targeting a full-year repurchase commitment of $1.4 billion."

(i)Adjusted Free Cash Flow is a non-GAAP measure, see the Glossary for definitions. Quantitative reconciliations to cash flow from operating activities for our Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period. Absolute full-year U.S. dollar guidance figures are based on FX rates of EUR/USD 1.23, GBP/USD 1.36 and CHF/USD 1.12.
(ii)Including amounts held under separately managed accounts (SMAs).

Q2 Operating Company Highlights

(U.K. only, Consolidated April/May)

Strong Q2 performance taking strong commercial momentum into the VMED O2 JV

Operating highlights: Operational execution drove broadband and postpaid mobile growth of ~42,000 subscribers through April and May. We also generated continued growth in new customers, adding 13,000 customer relationships through the two months. In addition, the new Virgin Media O2 JV is off to a strong start, adding 65,000 postpaid mobile subscribers and 36,000 broadband subscribers on a pro forma basis in Q2. For more information regarding Virgin Media O2, please visit their investor relations page to access the JV's Q2 fixed income release.

Financial highlights: Reported revenue was $1,101.4 million in Q2 2021, reflecting the consolidated results of the U.K. for April and May prior to formation of the Virgin Media O2 joint venture. On a rebased basis, revenue grew 4.4% through April and May as compared to the same period of the prior year, providing top-line momentum into the formation of the JV. The rebased revenue increase was primarily due to (i) an increase in cable revenue driven by an increase in fixed-line customers, (ii) higher B2B revenue due to an increase in revenue related to long-term leases of a portion of our network and continued customer growth, (iii) an increase in handset sales and (iv) revenue recovery related to premium sports subscriptions. Reported Adjusted EBITDA was $444.9 million in Q2 2021, reflecting the consolidated result of the U.K. for April and May. Rebased Adjusted EBITDA remained flat through April and May as compared to the same period of the prior year, including the impact of $8 million costs to capture. Reported OFCF was $219.7 million in Q2 2021 also reflecting the consolidated result of the U.K. for April and May. Rebased OFCF decreased 0.8% through the two months as compared to the same period of the prior year, including the impact of $9 million costs to capture.

(Consolidated)

Integration activities fully on track and synergy plans upgraded; additional CHF 50 million of synergies identified increasing total run-rate synergies upon completion to CHF 325 million

Operating highlights: Commercial momentum continues with strong demand and stable churn leading to 6,100 broadband adds and 40,500 mobile postpaid adds in the quarter. FMC penetration continues to grow, reaching 56% of the broadband base. In Q2 we completed the MVNO migration to our mobile network, the single largest operating cost synergy, several quarters sooner than expected and we have further identified CHF 50 million of additional cost synergies, predominantly related to network migrations, which we expect to achieve by 2025.

Financial highlights: Reported revenue was $825.4 million in Q2 2021. On a rebased basis revenue increased 1.3% YoY, primarily due to the net effect of (i) higher mobile revenue driven by an increase in subscribers, (ii) lower revenue from handset sales, (iii) an increase in B2B revenue related to wholesale services and (iv) a decrease in cable subscription revenue due to lower voice usage and video revenue. Swiss Adjusted EBITDA was $298.5 million in Q2 2021 on a reported basis. On a rebased basis Adjusted EBITDA declined 3.1%, primarily due to (i) $9 million of costs to capture, (ii) higher growth related opex, primarily due to an increase in marketing spend and investments in B2B, and (iii) higher T&I costs. OFCF was $174.5 million in Q2 on a reported basis. On a rebased basis OFCF increased 0.6% YoY, including the adverse impact of $22 million of costs to capture.

Telenet (Consolidated)

Focus on customer relationships and convergence drives robust operational performance

Operating highlights: Added 24,000 new broadband and postpaid mobile subscribers with continued execution of our FMC strategy, which included the successful launch of our new "ONE" converged bundles, reaching a total of 685,900 converged customers at June 30, 2021. Broadband subscribers grew by 6,000 in the quarter and we continued to execute our digitized customer experience, notably making significant year on year progress in self-install and digital sales.

Financial highlights: Solid financial quarterly performance with reported and rebased revenue increasing 13.5% and 3.7%, respectively, YoY in Q2 driven by (i) higher broadcasting revenue, (ii) higher B2B subscription revenue due to an increase in customers and (iii) higher revenue from handset sales. Reported and rebased Adjusted EBITDA increased 10.0% and 0.6%, respectively, YoY in Q2. The increase in rebased Adjusted EBITDA was primarily due to the aforementioned revenue increase, which was partially offset by higher programming spend resulting from the impact of the acceleration of certain sports rights costs during the second quarter of 2020. Reported and rebased OFCF increased 3.3% and decreased 5.5%, respectively, for the same period.

(Non-consolidated Joint Venture)

Strong revenue growth across both Consumer and B2B; reconfirming 2021 Guidance

Operating highlights: Added 56,000 mobile postpaid SIMs, bringing the YTD total to 117,000 net additions. Added 14,000 converged households and 50,000 converged mobile SIMS driving the converged penetration rate to 44% of broadband RGUs and 72% of consumer mobile postpaid SIMs. SmartWifi rollout and DocSis 3.1 upgrades continued in the quarter, with nearly 50% of our network now reaching 1 GB speeds. Internet RGUs saw a modest decline of 6,000, more than offset by 3% customer ARPU growth.

Financial highlights: Q2 saw growth across both Consumer and B2B, as revenue grew 12.4% on a reported basis and 3.0% on a rebased basis YoY to $1,215.3 million, marking nine consecutive quarters of top-line growth. Reported Adjusted EBITDA increased 7.3% and rebased Adjusted EBITDA decreased 2.1% YoY to $570.1 million, primarily driven by the positive impact of certain benefits incurred in the prior-year Q2 period, which more than offset the Adjusted EBITDA growth driven by a strong revenue performance and disciplined cost control. OFCF decreased 3.4% on a reported basis and 11.8% on a rebased basis YoY to $294.2 million in Q2.

Q2 Other Highlights

Non-binding offer for UPC Poland

We recently received a non-binding offer from Iliad S.A. to acquire 100% of our UPC Poland business at 9.3x its 2021E Adjusted EBITDA, reflecting an enterprise value of PLN 7.3 billion ($1.9 billion)(i). Discussions are in process and there can be no certainty that a transaction will ultimately be consummated. If any agreement were to be reached, customary terms and conditions would apply to any proposed transaction, including regulatory approvals. We will update the market in due course on the outcome of these discussions.

Ventures

Our Ventures portfolio is becoming an increasingly important part of our overall value creation strategy as we continue to invest in businesses that have products or services we can use as a customer or as we create opportunities in adjacencies that leverage our existing infrastructure. All of these investments are strategic, aligned to our business and have the potential to create incremental liquidity and value for us over the long run.

During the quarter, we announced the creation of our AtlasEdge joint venture with DigitalBridge, a leading global investment firm dedicated to digital infrastructure. AtlasEdge will deliver services through an extensive network of facilities located close to consumer and enterprise end users, the “edge” of the network. The company aims to serve the growing demand from cloud providers, streaming services and enterprises for high-performance, scalable and secure facilities through which they can distribute low-latency applications and services such as 5G, gaming, IOT and edge computing. We expect the transaction to close in Q3 2021.

(i)Based on an estimated 2021 Adjusted EBITDA of PLN 782 million. Convenience translation based on USD/PLN spot rate of .2621.

Environmental, Social and Governance (ESG)

We continue to be stewards of the environment, reducing waste and carbon emissions, and ensuring a focus on sustainability in everything we do. In Q2, we were recognized once again as a sustainability leader, with our inclusion in the recent Financial Times list of Europe's Climate Leaders for companies achieving the greatest reduction in greenhouse gas emissions between 2014 and 2019. We continue to launch Green Bonds through our subsidiaries in support of sustainability initiatives, and we have just released our 2020 Corporate Responsibility report outlining our ESG progress over the last year.

Our commitment to Diversity, Equity and Inclusion is creating positive change, educating and empowering our people, and strengthening a culture where everyone feels they belong. This past quarter, we advanced initiatives and practices to achieve an improved gender balance at each level of the organization and by offering equal development opportunities. With disability inclusion being one of our key focuses, we were also proud to join The Valuable 500, a collective of global businesses championing disability inclusion. And through our dedicated DE&I Council, we continue to accelerate our ambitions and priorities across Gender, LGBTQIA+, Ability, Race and Ethnicity, and Multigenerational inclusivity and representation.

Liberty Global Consolidated Q2 Highlights
•Q2 revenue increased 14.1% YoY on a reported basis and 3.4% on a rebased basis to $3,105.5 million
•Q2 net earnings increased 2,318.0% YoY on a reported basis to $11,174.5 million
•Q2 Adjusted EBITDA increased 5.4% YoY on a reported basis and decreased 0.3% on a rebased basis to $1,252.7 million
•Q2 property & equipment additions were 19.5% of revenue, as compared to 21.6% in Q2 2020
•FMC penetration increased to 34% from 24% in Q2 2020
•Built 70,000 new premises during Q2, including 38,000 in the U.K. during April and May
•Solid balance sheet with $5.7 billion of liquidity
◦Comprised of $0.9 billion of cash, $3.2 billion of investments held under SMAs and $1.6 billion of unused borrowing capacity7
•Gross and net leverage8 of 5.1x and 3.8x, respectively, on a Full Company9 basis
•Fully-swapped borrowing cost of 3.6% on a debt balance of $15.4 billion for the Full Company
•Repurchased ~$765 million worth of shares through July 26

Liberty Global	Q2 2021	Q2 2020	YoY Change (reported)	YoY Change (rebased)	YTD 2021	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer additions	2,400	7,700	(68.8%)		40,400	460.7%

Financial (in millions, except percentages)
Revenue	$3,105.5	$2,722.9	14.1%	3.4%	$6,720.8	20.0%	1.7%
Net earnings (loss)	$11,174.5	$(503.8)	2,318.0%		$12,614.8	2,354.7%
Adjusted EBITDA	$1,252.7	$1,188.5	5.4%	(0.3%)	$2,620.0	12.0%	(1.0%)
P&E additions	$607.1	$588.0	3.2%		$1,353.7	9.0%
OFCF	$645.6	$600.5	7.5%	(0.6%)	$1,266.3	15.5%	2.1%

Cash provided by operating activities	$1,123.9	$1,142.1	(1.6%)		$1,945.1	22.2%
Cash used by investing activities	$(4,924.0)	$(1,285.2)	(283.1%)		$(5,433.4)	(49.5%)
Cash provided (used) by financing activities	$337.5	$(938.1)	136.0%		$(362.2)	79.0%

Adjusted FCF	$624.2	$455.7	37.0%		$717.3	417.2%

Customer Growth

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020

Organic customer net additions (losses) by market
U.K.	13,300	22,900	41,700	21,300
Belgium	(6,300)	(2,900)	(10,800)	(10,400)
Switzerland	(3,900)	(16,400)	500	(32,800)
Ireland	(3,300)	1,000	(700)	1,500
CEE (Poland and Slovakia)	2,600	3,100	9,700	9,200
Total	2,400	7,700	40,400	(11,200)

Revenue Highlights
The following table presents (i) revenue of each of our reportable segments, including the non-consolidated VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Revenue	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

U.K.(i)	$1,101.4	$1,417.3	(22.3)	4.4	$2,736.4	$2,913.7	(6.1)	2.6
Belgium	774.8	682.5	13.5	3.7	1,547.5	1,400.6	10.5	1.1
Switzerland	825.4	299.1	176.0	1.3	1,667.2	615.9	170.7	0.5
Ireland	134.1	115.2	16.4	6.4	270.2	239.8	12.7	3.0
CEE	130.2	116.2	12.0	2.9	258.8	235.3	10.0	3.1
Central and Corporate	143.7	97.5	47.4	3.8	250.9	203.1	23.5	1.2
Intersegment eliminations	(4.1)	(4.9)	N.M.	N.M.	(10.2)	(9.7)	N.M.	N.M.
Total	$3,105.5	$2,722.9	14.1	3.4	$6,720.8	$5,598.7	20.0	1.7

VodafoneZiggo JV(ii)	$1,215.3	$1,081.6	12.4	3.0	$2,432.3	$2,178.7	11.6	2.4
______________________
(i)Represents the revenue of the U.K. JV Entities through the June 1, 2021 closing of the VMED O2 JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VodafoneZiggo JV's revenue.

N.M. - Not Meaningful

Net Earnings (Loss)
•Net earnings (loss) was $11,174.5 million and ($503.8 million) for the three months ended June 30, 2021 and 2020, respectively, and $12,614.8 million and $513.9 million for the six months ended June 30, 2021 and 2020, respectively

Adjusted EBITDA Highlights
The following table presents (i) Adjusted EBITDA(*) of each of our reportable segments, including the non-consolidated VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
Adjusted EBITDA	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

U.K.(i)	$444.9	$601.7	(26.1)	—	$1,085.3	$1,208.7	(10.2)	(1.3)
Belgium	389.6	354.1	10.0	0.6	761.4	685.7	11.0	1.8
Switzerland	298.5	150.9	97.8	(3.1)	580.1	285.0	103.5	(5.2)
Ireland	54.0	49.2	9.8	0.1	101.6	93.3	8.9	(0.4)
CEE	59.5	52.7	12.9	3.4	116.5	107.0	8.9	1.9
Central and Corporate	6.2	(20.1)	130.8	18.1	(24.9)	(40.9)	39.1	3.5
Total	$1,252.7	$1,188.5	5.4	(0.3)	$2,620.0	$2,338.8	12.0	(1.0)

VodafoneZiggo JV(ii)	$570.1	$531.5	7.3	(2.1)	$1,135.3	$1,034.3	9.8	0.3
______________________
(i)Represents the Adjusted EBITDA of the U.K. JV Entities through the June 1, 2021 closing of the VMED O2 JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VodafoneZiggo JV's Adjusted EBITDA.
(*) Consolidated Adjusted EBITDA is a non-GAAP measure, which we believe is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends from a consolidated view. Investors should view consolidated Adjusted EBITDA as a supplement to, and not a substitute for, net earnings or loss and other U.S. GAAP measures of performance. For additional information on our Adjusted EBITDA measure, including a reconciliation from net earnings (loss), see the Glossary.

OFCF Highlights
The following table presents (i) OFCF of each of our reportable segments, including the non-consolidated VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Six months ended		Increase/(decrease)
	June 30,				June 30,
OFCF	2021	2020	Reported %	Rebased %	2021	2020	Reported %	Rebased %
	in millions, except % amounts

U.K.(i)	$219.7	$295.0	(25.5)	(0.8)	$527.9	$574.4	(8.1)	1.1
Belgium	251.8	243.8	3.3	(5.5)	470.2	433.8	8.4	(0.8)
Switzerland	174.5	96.3	81.2	0.6	301.9	161.2	87.3	(2.7)
Ireland	29.9	33.1	(9.7)	(17.8)	58.3	58.2	0.2	(8.4)
CEE	38.9	31.8	22.3	11.9	78.3	67.2	16.5	8.9
Central and Corporate	(69.2)	(99.5)	30.5	14.7	(170.3)	(198.4)	14.2	13.9
Total	$645.6	$600.5	7.5	(0.6)	$1,266.3	$1,096.4	15.5	2.1

VodafoneZiggo JV(ii)	$294.2	$304.5	(3.4)	(11.8)	$624.9	$561.9	11.2	1.6
______________________
(i)Represents the OFCF of the U.K. JV Entities through the June 1, 2021 closing of the VMED O2 JV Transaction.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VodafoneZiggo JV's OFCF.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.4 billion for the Full Company
•Leverage ratios: At June 30, 2021, our adjusted gross and net leverage ratios were 5.1x and 3.8x, respectively, on a Full Company basis
•Average debt tenor10: Over 7 years, with ~92% not due until 2027 or thereafter on a Full Company basis
•Borrowing costs: Blended, fully-swapped cost of debt was 3.6% for the Full Company
•Liquidity: $5.7 billion on a Full Company basis, including (i) $0.9 billion of cash at June 30, 2021, (ii) $3.2 billion of investments held under SMAs and (iii) $1.6 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to the joint venture transaction in the U.K., including integration efforts, anticipated benefits thereof including synergies, as well as the anticipated U.K. network upgrade to FTTP and the timing and benefits thereof; expectations regarding Sunrise UPC, including integration and anticipated synergies from the Sunrise acquisition; expectations regarding costs to capture; expectations regarding our and our businesses' financial performance, including Rebased Revenue, Rebased Adjusted EBITDA, Rebased OFCF and Adjusted FCF; the offer to acquire UPC Poland and any potential resulting definitive transaction; our Ventures strategy, including the creation of the AtlasEdge joint venture; our commitments and aspirations with respect to ESG and DE&I matters; our share buyback program; the strength of our balance sheet (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential continued impact of the COVID-19 pandemic on us and our businesses; the effects of changes in laws or regulation; the effects of the U.K.'s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program

As announced today, our Board of Directors has authorized a new share repurchase program whereby we are committing to repurchase a minimum of 10 percent of our equity market capitalization annually for the next three years. Under the program, Liberty Global may acquire from time to time its Class A ordinary shares, Class C ordinary shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for the Company and other financial institutions with whom the Company has relationships within certain preset parameters and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks that connect 85 million subscribers across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise UPC in Switzerland, Virgin Media in Ireland and UPC in Eastern Europe. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while our joint-ventures in the U.K. and the Netherlands generate combined annual revenue of more than $17 billion.

Liberty Global Ventures, our global investment arm, has a portfolio of more than 50 companies across content, technology and infrastructure, including strategic stakes in companies like Plume, ITV, Lions Gate, Univision, the Formula E racing series and several regional sports networks.

Revenue figures above are provided based upon 2020 results and on a combined Virgin Media and O2 U.K. basis. For more information, please visit www.libertyglobal.com.

Investor Relations            Corporate Communications
Max Adkins +44 78 1795 9705        Molly Bruce +1 303 220 4202
Steve Carroll +1 303 784 4505        Matt Beake +44 20 8483 6428
Amy Ocen +1 303 784 4528

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2021, we have adjusted our historical revenue, Adjusted EBITDA and OFCF for the three and six months ended June 30, 2020 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2020 in our rebased amounts for the three and six months ended June 30, 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three and six months ended June 30, 2021, (ii) exclude the revenue, Adjusted EBITDA and P&E additions in our rebased amounts for the three and six months ended June 30, 2020 for entities disposed of during 2021 and 2020 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are excluded in our results for the three and six months ended June 30, 2021, (iii) include revenue and costs for the temporary elements of transitional and other services provided to the VMED O2 JV, the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services in our results for the three and six months ended June 30, 2020 equal to those included in our results for the three and six months ended June 30, 2021 and (iv) reflect the translation of our rebased amounts for the three and six months ended June 30, 2020 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2021. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2020 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and OFCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and OFCF that will occur in the future. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2020 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended June 30, 2020			Six months ended June 30, 2020
	Revenue	Adjusted EBITDA	OFCF	Revenue	Adjusted EBITDA	OFCF
	in millions

Consolidated Liberty Global:
Acquisitions and Dispositions(i)	$(10.4)	$(60.5)	$(15.7)	$486.9	$84.3	$38.2
Foreign Currency	291.5	128.0	64.7	523.7	223.0	106.0
Total increase	$281.1	$67.5	$49.0	$1,010.6	$307.3	$144.2

VodafoneZiggo JV(ii)
Foreign Currency	$97.8	$50.6	$28.9	$195.5	$97.1	$52.9
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments also include amounts related to agreements to provide transitional and other services to the VMED O2 JV, the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2021 and 2020 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VodafoneZiggo JV's revenue, Adjusted EBITDA and OFCF, respectively, which we do not consolidate, as we hold a 50% noncontrolling interest.

Liquidity
The following table details the U.S. dollar equivalent balances of our liquidity position(i) at June 30, 2021, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity at June 30, 2021:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents(ii)	SMAs (iii)	Capacity (iv)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$670.4	$3,239.5	$—	$3,909.9
UPC Holding	83.4	—	849.1	932.5
Telenet	112.4	—	657.6	770.0
VM Ireland	8.1	—	118.5	126.6
Total	$874.3	$3,239.5	$1,625.2	$5,739.0
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.6 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the June 30, 2021 U.S. dollar equivalent balances of the (i) outstanding principal amount of our debt and finance lease obligations, (ii) expected principal related derivative cash payments or receipts and (iii) swapped principal amount of our debt and finance lease obligations:

		Finance	Debt & Finance	Principal Related	Swapped Debt
		Lease	Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

UPC Holding	$7,728.8	$22.6	$7,751.4	$(42.4)	$7,709.0
Telenet	5,812.7	457.8	6,270.5	170.0	6,440.5
VM Ireland	1,066.4	—	1,066.4	—	1,066.4
Other(iii)	295.0	41.7	336.7	—	336.7
Total	$14,902.9	$522.1	$15,425.0	$127.6	$15,552.6
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for UPC Holding include notes issued by special purpose entities that are consolidated by UPC Holding.
(iii)Amounts are presented on a Full Company basis.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to our capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions, except % amounts

Customer premises equipment	$132.2	$109.4	$286.4	$256.9
New build & upgrade	103.0	134.3	242.9	293.8
Capacity	90.4	53.5	147.0	123.2
Baseline	142.6	127.4	367.8	265.0
Product & enablers	138.9	163.4	309.6	303.5
Total P&E additions	607.1	588.0	1,353.7	1,242.4
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(231.9)	(332.0)	(560.1)	(702.9)
Assets acquired under capital leases	(9.9)	(6.1)	(19.6)	(17.2)
Changes in current liabilities related to capital expenditures	27.8	51.9	94.9	127.3
Total capital expenditures, net(ii)	$393.1	$301.8	$868.9	$649.6

P&E additions as % of revenue	19.5%	21.6%	20.1%	22.2%
______________________

(i)Amounts exclude related VAT of $33.0 million and $55.1 million for the three months ended June 30, 2021 and 2020, respectively, and $74.4 million and $118.7 million for the six months ended June 30, 2021 and 2020, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Cable Customer Relationship
	Three months ended June 30,		Increase/(decrease)
	2021	2020	Reported %	Rebased %

Liberty Global	$62.60	$57.35	9.2%	(0.3%)
U.K.	£50.19	£50.26	(0.1%)	(0.3%)
Ireland	€59.33	€59.50	(0.3%)	(0.3%)
Belgium (Telenet)	€58.78	€58.49	0.5%	0.5%
UPC Holding	€39.24	€36.57	7.3%	(1.3%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended June 30,		Increase/(decrease)
	2021	2020	Reported %	Rebased %
Liberty Global:
Including interconnect revenue	$23.87	$15.97	49.5%	(6.8%)
Excluding interconnect revenue	$20.10	$13.24	51.8%	(0.1%)

	Operating Data — June 30, 2021
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Belgium	3,388,900	2,037,300	1,712,100	90,300	1,695,600	1,785,900	1,141,700	4,639,700	2,956,900
Switzerland(v)	2,469,900	1,478,600	1,153,000	326,600	913,700	1,240,300	1,011,400	3,404,700	2,524,800
Ireland	949,700	434,500	387,300	—	318,700	318,700	288,300	994,300	123,700
Poland	3,669,400	1,535,400	1,309,100	273,200	1,081,800	1,355,000	618,900	3,283,000	105,400
Slovakia	629,700	189,900	145,800	32,200	137,000	169,200	88,600	403,600	—
Total Liberty Global	11,107,600	5,675,700	4,707,300	722,300	4,146,800	4,869,100	3,148,900	12,725,300	5,710,800

VodafoneZiggo JV(vi)	7,311,900	3,794,900	3,347,800	511,000	3,276,600	3,787,600	2,177,000	9,312,400	5,270,000

VMED O2 JV(vi)	15,476,400	5,677,100	5,494,100					13,281,100	31,358,100

	Subscriber Variance Table — June 30, 2021 vs. March 31, 2021
				Video
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Organic Change Summary:
U.K.	38,000	13,300	19,700	—	(33,400)	(33,400)	(22,800)	(36,500)	11,500
Belgium	7,600	(6,300)	6,000	(20,200)	7,100	(13,100)	(19,300)	(26,400)	11,400
Switzerland(v)	5,400	(3,900)	6,100	(9,600)	7,200	(2,400)	4,400	8,100	44,500
Ireland	1,700	(3,300)	(300)	—	—	—	(6,600)	(6,900)	1,300
Poland	16,600	4,800	9,000	7,600	800	8,400	(11,100)	6,300	17,500
Slovakia	1,900	(2,200)	(900)	500	(1,900)	(1,400)	(700)	(3,000)	—
Total Liberty Global organic change	71,200	2,400	39,600	(21,700)	(20,200)	(41,900)	(56,100)	(58,400)	86,200

Q2 2021 Liberty Global Adjustments:
U.K.	(15,424,600)	(5,668,400)	(5,478,300)	—	(3,413,200)	(3,413,200)	(4,396,500)	(13,288,000)	(3,419,200)
Belgium	—	—	—	—	—	—	—	—	15,600
Switzerland	—	—	—	—	—	—	—	—	268,000
Total adjustments	(15,424,600)	(5,668,400)	(5,478,300)	—	(3,413,200)	(3,413,200)	(4,396,500)	(13,288,000)	(3,135,600)

VodafoneZiggo JV(vi)	13,800	(21,200)	(6,500)	(300)	(23,200)	(23,500)	(45,900)	(75,900)	37,100

Footnotes for Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 48,900 subscribers who have requested and received this service.
(ii)We have approximately 31,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 210,900 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of June 30, 2021, our mobile subscriber count included 464,600 and 349,600 prepaid mobile subscribers in Switzerland and Belgium, respectively.
(v)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At June 30, 2021, Switzerland’s partner networks accounted for 114,300 Fixed-Line Customer Relationships, 293,700 RGUs, which include 107,300 Internet Subscribers, 103,100 Video Subscribers and 83,300 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 475,000 homes passed by Switzerland’s partner networks at June 30, 2021. In addition, with the completion of the acquisition of Sunrise, we now service homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities, which are not included in Switzerland's homes passed count. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to a national footprint.
(vi)Prepaid mobile customers are excluded from the VodafoneZiggo JV's and VMED O2 JV's mobile telephony subscriber counts after a period of inactivity of nine months and three months, respectively. In addition, the mobile subscriber count for the VMED O2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections including Smart Metering contract connections.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers in accordance with Liberty Global definitions, plus the wholesale mobile subscribers of the VMED O2 JV.
2Based off 2020 as reported Liberty Global consolidated revenue as adjusted to (i) exclude the revenue of the U.K. for the full year and (ii) include the estimated full year revenue of Sunrise.
3Based off 100% of the as reported 2020 NL JV revenue and estimated full year 2020 VMED O2 JV revenue.
4The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and OFCF and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or OFCF. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
7Our aggregate unused borrowing capacity of $1.6 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant June 30, 2021 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available, with the exception of the VM Ireland Credit Facility, under which we expect the full unused capacity will remain unavailable to borrow or upstream. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to June 30, 2021.
8Our debt and net debt ratios, which are non-GAAP metrics, are prepared on a Full Company basis and are defined as total debt and net debt, respectively, divided by Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments under separately managed accounts. Consistent with how we calculate our leverage ratios under our debt agreements, these ratios are presented on an adjusted basis to (i) include certain debt that is classified as held for sale on our June 30, 2021 condensed consolidated balance sheet, (ii) exclude the Adjusted EBITDA of the VMED O2 JV Entities as a result of the formation of the VMED O2 JV and (iii) include the pro forma pre-acquisition Adjusted EBITDA of Sunrise. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to LTM Adjusted EBITDA ratios as of and for the twelve months ended June 30, 2021 (in millions, except ratios):

Reconciliation of LTM earnings to LTM Adjusted EBITDA:
LTM earnings	$9,617.0
Income tax expense	443.8
Other expense, net	277.6
Gain on VMED O2 JV Transaction	(11,138.0)
Share of results of affiliates, net	179.7
Losses on debt extinguishment, net	90.8
Realized and unrealized gains due to changes in fair values of certain investments and debt, net	(904.9)
Foreign currency transaction losses, net	1,995.4
Realized and unrealized losses on derivative instruments, net	286.2
Interest expense	605.3
Operating income	1,452.9
Impairment, restructuring and other operating items, net	(109.3)
Depreciation and amortization	1,366.3
Share-based compensation expense	311.7
LTM Adjusted EBITDA	$3,021.6

Debt to LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	15,425.0
Principal related projected derivative cash payments	127.6
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,552.6

LTM Adjusted EBITDA	$3,021.6
Debt to LTM Adjusted EBITDA ratio	5.1

Net Debt to LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,552.6
Cash and cash equivalents and investments held under separately managed accounts	(4,113.8)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$11,438.8

LTM Adjusted EBITDA	$3,021.6
Net debt to LTM Adjusted EBITDA ratio	3.8
9The term "Full Company" includes certain amounts which are presented as held for sale on our June 30, 2021 condensed consolidated balance sheet. For purposes of presenting certain debt and liquidity metrics consistent with how we calculate our leverage ratios under our debt agreements, we have included these debt and finance lease obligations in our Full Company metrics.
10For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

A reconciliation of net earnings (loss) to Adjusted EBITDA is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions

Net earnings (loss)	$11,174.5	$(503.8)	$12,614.8	$513.9
Income tax expense (benefit)	282.8	(158.0)	453.3	(77.9)
Other income, net	(7.2)	(9.5)	(17.3)	(61.9)
Gain on VMED O2 JV Transaction	(11,138.0)	—	(11,138.0)	—
Share of results of affiliates, net	8.1	105.4	6.4	72.0
Losses on debt extinguishment, net	90.6	165.6	90.6	220.1
Realized and unrealized losses (gains) due to changes in fair values of certain investments and debt, net	(288.1)	(152.3)	(482.7)	377.5
Foreign currency transaction losses (gains), net	(133.3)	478.0	(436.4)	86.3
Realized and unrealized losses (gains) on derivative instruments, net	303.1	319.7	(508.0)	(917.6)
Interest expense	273.0	281.7	608.1	595.0
Operating income	565.5	526.8	1,190.8	807.4
Impairment, restructuring and other operating items, net	6.9	32.2	51.3	63.2
Depreciation and amortization	580.5	545.7	1,214.7	1,329.2
Share-based compensation expense	99.8	83.8	163.2	139.0
Adjusted EBITDA	$1,252.7	$1,188.5	$2,620.0	$2,338.8

Adjusted Free Cash Flow (FCF): Net cash provided by our operating activities, plus (i) cash payments or receipts for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium that we assumed in connection with certain acquisitions). We believe that our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities to Adjusted Free Cash Flow for the indicated periods.

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions

Net cash provided by operating activities	$1,123.9	$1,142.1	$1,945.1	$1,591.9
Cash payments for direct acquisition and disposition costs	33.3	9.9	46.5	10.4
Expenses financed by an intermediary(i)	631.1	551.7	1,483.4	1,274.5
Capital expenditures, net	(393.1)	(301.8)	(868.9)	(649.6)
Principal payments on amounts financed by vendors and intermediaries	(754.9)	(933.0)	(1,856.8)	(2,054.0)
Principal payments on certain finance leases	(16.1)	(13.2)	(32.0)	(34.5)
Adjusted FCF	$624.2	$455.7	$717.3	$138.7
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(i)For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period.

A reconciliation of Adjusted EBITDA to OFCF is presented in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
	in millions

Adjusted EBITDA	$1,252.7	$1,188.5	$2,620.0	$2,338.8
Property and equipment additions	(607.1)	(588.0)	(1,353.7)	(1,242.4)
OFCF	$645.6	$600.5	$1,266.3	$1,096.4

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Switzerland market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.